Exhibit 10.3

1222 Demonbreun Street, 20th Floor Nashville, TN 37203 www.Revance.com
September 29, 2022
David A. Hollander, MD david.a.hollander.md@gmail.com via Electronic Delivery
Dear David,
Subject to approval by Compensation Committee of the Board, we are pleased to offer you the position of Chief Medical Officer at Revance (the “Company”), reporting directly to Dustin Sjuts, President. We look forward to the significant contributions you will make to Revance. The following outlines the terms of your employment:
Start Date
Your target start date will be October 17, 2022 with the exact date to be determined by mutual agreement.
Compensation
Your semi-monthly base salary for this position will be $19,791.67 (equivalent to $475,000 on an annualized basis) less payroll deductions and all required withholdings, and payable on the Company’s regular semi-monthly payroll schedule.
Annual Incentive Plan
You will be eligible to participate in an Annual Incentive Plan (AIP) at a target equivalent to 50% of your annual base salary. Incentive amounts are prorated for new hires, promotions, adjustments, transfers, and leave of absences. Participants must be hired before October 1st of the performance year to be eligible for a current year’s award and must be an active employee on the day the award is paid. The AIP payout is subject to approval by the Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and your performance against milestones to be defined by the Company and Board. AIP is typically paid in the first quarter of the calendar year following the applicable performance year at a time determined by the Company.
Equity Incentive Program
Subject to approval, the Company will grant you Restricted Stock Units (RSUs) with a fair market value of $750,000 and an option to purchase shares of the Company common stock (Options) valued at $750,000 with an exercise price equal to the closing sales price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The calculation of the total shares in your new hire equity grant will be based upon the Company’s common stock with an exercise price equal to the closing sales price of such stock as quoted on the NASDAQ on the date of hire or the closing sales price on the last preceding date for which such quotation exists in the event no quotation is available on the date of hire. Black Scholes factor will be used to determine the number of Options.
Subject to your continuing service with the Company, your restricted shares will vest over a period of four years with 25% vesting annually, commencing upon the first annual anniversary of the 15th day of the calendar month immediately following the month of your start date. For example, if your start date is in October 2022, then 25% of your shares would vest annually on November 15, 2023, 2024, 2025 and 2026. Also, subject to your continuing service with the Company, your option to purchase shares of the Company’s common stock will vest over a period of four years, with 25% vesting upon the first annual anniversary of your start date and 1/48th vesting each month over the remaining three years. Your restricted stock award and stock options will be governed in all respects by the terms and conditions of the Company’s 2014 Equity Incentive Plan and your restricted stock award and stock option agreements, which you will be required to accept as a condition of receiving the awards.
Relocation
You will be eligible to receive a relocation reimbursement not to exceed a gross amount of $225,000 if a move to the Nashville, TN headquarters is mutually agreed upon.
This benefit, if agreed upon by both you and the Company, can be applied to any customary moving expenses, including transportation to new location, shipment of household goods, temporary housing and storage costs and usual and customary fees associated with a purchase of new home. All relocation expenses will be grossed up for applicable income tax withholdings and included in your taxable wages. Should you leave Revance within 12 months of receiving any relocation funds, you agree to repay those funds in full to the company.
Board of Directors Appointments
As per agreement, you will be eligible to serve on a maximum of two (2) external Boards subject to review and approval.
Benefit Plans and Programs
As a Chief Medical Officer/Vice President, you will be eligible for the Executive Severance Benefit Plan (CIC). The attachment outlines the provisions and benefits of the agreement.
You will be eligible to participate in the Revance benefit programs, subject to the terms and conditions of such plans. Please note that all insurance plans, benefits, as well as Company policies and procedures are subject to change without advance notice. You will be eligible for our Flexible Time Off program.
Proof of Right to Work
In accordance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This employment offer is contingent upon such documentation being provided to the Company within three (3) business days of your hire date.
At Will Employment and Introductory Period
Your relationship with the Company will be one of employment at will. Accordingly, your employment is not for any specific term and may be terminated by either you or the Company at any time, with or without cause, and with or without prior notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.
The first 90 days of your employment is considered your Introductory Period. During this Introductory Period, your manager will evaluate employment suitability in terms of skill, knowledge and performance. While we anticipate total success in you performing the job, if there are performance issues, or behavioral competencies that are inconsistent with the role, this may lead to termination of your employment.

Non-Change in Control
If for whatever reason your job responsibilities are reduced outside the industry standard for a Chief Medical Office or it becomes mandatory for you to move more than 100 miles from our Global Headquarters in Nashville, TN it would be considered a Non-Change in Control Termination as defined in Section 2(o) of the “Revance Therapeutics, Inc. Executive Severance Benefit Plan Participation Notice.”
Conflicts
By accepting this offer, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties for the Company. You also agree to honor all obligations to former employers during your employment with the Company. During your employment by Company, you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person. You will use in the performance of your duties only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
Confidentiality
As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook that may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”), which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.
Other
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer of employment is contingent upon the successful completion of your background check, reference checks, and signing and returning your offer letter and the Employee Confidential Information, Invention Assignment and Arbitration Agreement. If your role will be working with Select Agents/Toxins or having access to controlled documents regarding Select Agents/Toxins, you will be required to go through a Security Risk Assessment (SRA) via the CDC which includes a Bioterrorism Act background check and FBI fingerprinting. Your job offer, therefore, is contingent upon a SRA approval including FBI clearance, background investigation and/or reference check, if any.
This letter, together with the Employee Confidential Information, Invention Assignment and Arbitration Agreement, represent the complete and exclusive understanding between you and the Company concerning the subject matter hereof. The terms of this letter supersede any other representations or agreements made to you or by the Company, whether oral or written. The terms of this agreement cannot be waived or amended (excluding changes reserved herein to the Company’s discretion) except in writing signed by both you and the Company. This agreement will be governed by the laws of California without reference to conflicts of law principles. This agreement may be executed in one or more counterparts, and facsimile signatures will have the same effect as originals.

David, we look forward to your decision of acceptance and know that you will find Revance to be an enriching career experience and a great place to work.
Please feel free to reach out to our Human Resources team if you have any questions. We want you part of the Revance family!
Sincerely,
/s/ Justin Ford
Justin Ford
Senior Vice President of Human Resources and Head of People

/s/ David Hollander
David A Hollander, MD
Date:	9/30/2022

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